Exhibit 2.1

Execution Version

July 7, 2017

Surgery Partners, Inc.

40 Burton Hills Blvd.

Nashville, TN 37215

Attention: General Counsel

with copies as set forth in Section 11.7 of the Merger Agreement.

Letter Amendment to Merger Agreement

Reference is made to that certain Agreement and Plan of Merger, dated as of May 9, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Surgery Partners, Inc., a Delaware corporation (“Purchaser”), SP Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary (as defined in the Merger Agreement) of Purchaser (“Merger Sub”), NSH Holdco, Inc., a Delaware corporation (the “Company”), and IPC / NSH, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (as defined in the Merger Agreement). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.  This letter amendment (this “Amendment”) constitutes an amendment to the Merger Agreement.

A.                                    Definition of Cash and Cash Equivalents

The definition of “Cash and Cash Equivalents” in the Merger Agreement shall be amended in its entirety to read as follows:

“Cash and Cash Equivalents” means, as of any date at any time, without duplication, the sum of (a) the aggregate amount of all cash and cash equivalents (including marketable securities, short-term investments and other liquid investments), plus (b) all checks and drafts deposited to the extent such checks or drafts have not been credited by the applicable bank prior to such time, minus (c) all checks and drafts issued to the extent such checks and drafts have not cleared prior to such time, plus (d) all costs, expenses and expenditures (including, without duplication, all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, including all brokers and finders fees) that were paid in cash after May 9, 2017 in connection with Approved Professional Services Expenses or Approved CapEx, in each case, of or by the Company, its Wholly-Owned Subsidiaries and the Joint Ventures, calculated in accordance with the Accounting Policies; provided, however, that with respect to the Joint Ventures, “Cash and Cash Equivalents” shall only include a portion of the Cash and Cash Equivalents at each Joint Venture equal to the product of (a) the total amount of Cash and Cash Equivalents at such Joint Venture and (b) the percentage ownership of such Joint Venture held directly or indirectly by the Company and its Wholly-Owned Subsidiaries.

B.                                    Definition of Current Assets

The definition of “Current Assets” in the Merger Agreement shall be amended in its entirety to read as follows:

“Current Assets” means, without duplication, the total consolidated current assets of the Company and the Consolidated Subsidiaries (including, without limitation, any assets related to the settlement of open cost reports, and excluding (i) any Tax assets, (ii) any assets included in the calculation of Cash and Cash Equivalents, (iii) any assets that constitute meaningful use receivables and (iv) any assets related to Approved Professional Services Expenses or Approved CapEx).

C.                                    Definition of Current Liabilities

The definition of “Current Liabilities” in the Merger Agreement shall be amended in its entirety to read as follows:

“Current Liabilities” means, without duplication, the total consolidated current liabilities of the Company and the Consolidated Subsidiaries (including, without limitation, any liabilities related to the settlement of open cost reports and liabilities incurred in connection with the Interim Restructuring (regardless of when incurred), and excluding (i) any liabilities included in the calculation of Indebtedness, (ii) any liabilities included in the calculation of Seller Expenses, (iii) any Tax liabilities, (iv) any liabilities related to unclaimed property and (v) any liabilities related to Approved Professional Services Expenses or Approved CapEx).

D.                                    Definition of Indebtedness

The definition of “Indebtedness” in the Merger Agreement shall be amended in its entirety to read as follows:

“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof), without duplication, of (i) indebtedness for borrowed money and all other obligations evidenced by notes, bonds, debentures or other similar instruments (other than trade payables to the extent included in Working Capital); (ii) all obligations relating to any interest rate hedging Contracts and any other hedging type instruments; (iii) all obligations of such Person or any of its Subsidiaries as lessee under leases that would be recorded as capital leases in such Person’s financial statements under GAAP; (iv) any obligation of such Person to reimburse any bank or any other Person for any drawn letters of credit; and (v) indebtedness of the type described in clause (i)-(iv) above guaranteed directly or indirectly, in any manner by such Person or any of its Subsidiaries (excluding such indebtedness that is guaranteed by the Coastal Guaranty Agreement). The term “Indebtedness” shall (x) include the amount required to retire or repay such Indebtedness on the Closing Date and includes all principal, interest, fees, expenses, prepayment penalties, premiums, breakage costs and other similar obligations owed in respect of any outstanding Indebtedness, and (y) exclude (A) any intercompany obligations among such Person and its Wholly-Owned Subsidiaries or among any of such Person’s Wholly-Owned Subsidiaries, (B) any obligations to pay rent under any operating lease, (C) undrawn portion of any letters of credit, (D) amounts included in Seller Expenses or (E) any amounts owed related to Approved Professional Services Expenses or Approved CapEx; provided, that Indebtedness shall exclude any amounts owed between or among the Company and any Wholly-Owned Subsidiaries that would otherwise constitute any of the foregoing items (i), (ii), (iii), (iv), and/or (v).

E.                                    New Defined Terms

The following terms shall be added to §1.1 in appropriate alphabetical order:

“Approved Professional Services Expenses” means (i) costs and expenses related to the engagement of Crowe Horwath LLP and (ii) any costs and expenses related to any other professional services firms as may be engaged by the Company or its Subsidiaries and approved in writing by Purchaser (which approval may, for the avoidance of doubt, be subject to a cap on such costs and expenses), in each case in connection with the Transaction to the extent required as a result of Purchaser’s accounting, regulatory or Financing requirements.

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“Approved CapEx” means (i) those capital expenditures described on Annex I, subject to the cap on such capital expenditures set forth thereon (unless otherwise approved in writing by Purchaser), and (ii) any other capital expenditures approved in writing by Purchaser (which approval may, for the avoidance of doubt, be subject to a cap on such capital expenditures), in each case made by the Company or its Subsidiaries.

F.                                     Miscellaneous

Except to the extent expressly set forth herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.  This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the laws of another jurisdiction.  This Amendment may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

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Please indicate your agreement with the foregoing by countersigning below.

Very truly yours,

NSH HOLDCO, INC.

By:	/s/ Robert Juneja
Name:	Robert Juneja
Title:	President

IPC / NSH, L.P. (solely in its capacity as the Sellers’ Representative)

By: IPC III GP, LLC, its General Partner

By: IPC Partners III SPV, L.P., its Sole Member

By: IPC Advisors III SPV, L.P., its General Partner

By: IPCM GP, LLC, its General Partner

By:	/s/ Robert Juneja
Name:	Robert Juneja
Title:	Authorized Officer

[Signature Page to Letter Amendment to Merger Agreement]

Acknowledged and agreed:

SURGERY PARTNERS INC.

By:	/s/ Jennifer Baldock
Name:	Jennifer Baldock
Title:	SVP & General Counsel

SP MERGER SUB, INC.

By:	/s/ Jennifer Baldock
Name:	Jennifer Baldock
Title:	SVP & General Counsel

[Signature Page to Letter Amendment to Merger Agreement]